Coopers & Lybrand

                       Consent of Independent Accountants









To the Board of Trustees and Shareholders of Scudder Cash Investment Trust:



We consent to the incorporation by reference in Post-Effective Amendment No. 31 to the Registration Statement of Scudder Cash Investment Trust on Form N-1A, of our report dated August 5, 1997 on our audit of the financial statements and financial highlights of Scudder Cash Investment Trust, which report is included in the Annual Report to Shareholders for the year ended June 30, 1997, which is incorporated by reference in the Registration Statement.



We also consent to the reference to our Firm under the caption, "Experts."


                                              /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                         Coopers & Lybrand L.L.P.
October 16, 1997